FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
                    of the Securities Exchange Act of 1934 or
         Suspension of Duty to File Reports Under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934.


                                             Commission File Number: 000-29175


                                 EMACHINES, INC.
             (Exact name of registrant as specified in its charter)

             14350 MYFORD ROAD, SUITE 100, IRVINE, CALIFORNIA 92606
                                 (714) 481-2828
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        COMMON STOCK $0.000125 PAR VALUE
            (Titles of each class of securities covered by this Form)

                                       N/A
             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or
                       suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [X]           Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii)   [ ]           Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(i)    [ ]           Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii)   [ ]           Rule 15d-6           [ ]
          Rule 12h-3(b)(1)(i)    [X]

     Approximate number of holders of record as of the certification or notice
date:   ONE


     Pursuant to the requirements of the Securities Exchange Act of 1934 eMachines, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  January 8, 2002                BY:    /S/ BEN WONG
                                          ------------------------------------
                                          Ben Wong
                                          Vice President